Kayne Anderson Energy Development Company Announces Additional Investment in VantaCore Partners LP

HOUSTON, TX -- August 4, 2008 -- (NYSE: KED) Kayne Anderson Energy Development Company ("KED") announced today that it has invested an additional $12.3 million in VantaCore Partners LP ("VantaCore") to provide partial financing for VantaCore's acquisition of Southern Aggregates, LLC ("Southern") whose assets consist of four sand and gravel operations near Baton Rouge, Louisiana. VantaCore was formed in May 2007 to acquire and operate aggregate businesses in the domestic market.

As part of the transaction, KED's ownership of a senior secured term loan with a principal amount of $7.5 million was redeemed at 103% of par value for proceeds of $7.7 million. KED used these proceeds, along with $12.3 million of new funds, to purchase $20.0 million of VantaCore common units. After giving consideration to this purchase, KED owns approximately $29 million of VantaCore common units.

Proceeds from KED's investment, along with equity financing from Tortoise Capital Resources Corporation and debt financing from Wells Fargo Foothills and Gladstone Capital Corporation, were used to fund the cash portion of the $50 million acquisition of Southern. The existing shareholders of Southern will receive, as part of the consideration, $5 million of VantaCore Class B Subordinated Units. Marc Dyess, who formed Southern in 2001 following a 30-year career with Texas Industries, Inc. and Martin Marietta Materials, Inc., will join VantaCore as general manager.

"We are excited about the acquisition of Southern for several reasons," said Colin Oerton, Chief Executive Officer of VantaCore. "First, Southern has extensive reserves and is an important aggregate supplier to Baton Rouge and Lafayette, two of the largest cities in Louisiana. Second, Marc Dyess, with his extensive aggregate experience and Louisiana market knowledge, will add significant depth to the VantaCore team. His strategy of finding, developing and marketing sand and gravel reserves has resulted in strong growth in sales and profits at Southern. Third, this acquisition expands VantaCore's geographic footprint while Southern's strong marketing capabilities will complement our existing operational expertise."

About the Company

The Company is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment objective is to generate both current income and capital appreciation primarily through equity and debt investments. The Company will seek to achieve this objective by investing at least 80% of its net assets together with the proceeds of any borrowings (its "total assets") in securities of companies that derive the majority of their revenue from activities in the energy industry, including: (a) Midstream Energy Companies, which are businesses that operate assets used to gather, transport, process, treat, terminal and store natural gas, natural gas liquids, propane, crude oil or refined petroleum products; (b) Upstream Energy Companies, which are businesses engaged in the exploration, extraction and production of natural resources, including natural gas, natural gas liquids and crude oil, from onshore and offshore geological reservoirs; and (c) Other Energy Companies, which are businesses engaged in owning, leasing, managing, producing, processing and sale of coal and coal reserves; the marine transportation of crude oil, refined petroleum products, liquefied natural gas, as well as other energy-related natural resources using tank vessels and bulk carriers; and refining, marketing and distributing refined energy products, such as motor gasoline and propane to retail customers and industrial end-users.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Company's historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions; regulatory and legal changes; energy industry risk; commodity pricing risk; leverage risk; valuation risk; non-diversification risk; interest rate risk; tax risk; and other risks discussed in the Company's filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Company's investment objectives will be attained.

CONTACT:
KA Fund Advisors, LLC
Monique Vo
877-533-1232
http://www.kaynefunds.com